UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 25, 2008
CAPSTONE TURBINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15957 (Commission file number)	95-4180883 (I.R.S. Employer Identification No.)
21211 Nordhoff Street, Chatsworth, California 91311
(Address of principal executive offices)
(818) 734-5300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
          On September 23, 2008, Capstone Turbine Corporation (the “Company”) closed a registered offering of 21,485,660 shares of common stock and warrants to purchase an additional 6,445,698 shares of common stock. Pursuant to the offering, the Company issued units at a purchase price of $14.90 per unit consisting of ten shares of common stock and warrants to purchase three shares of common stock. Subject to adjustment and cancellation based on the terms of the warrants, the warrants are exercisable for a period of five years at an exercise price of $1.92 per share.
          The Company intends to use the net proceeds from the transaction to fund product development, corporate growth and for other general corporate purposes. The net proceeds to the Company from the offering totaled $29.5 million.
          Wachovia Capital Markets, LLC acted as placement agent for the offering and Northland Securities, Inc. acted as financial advisor.
          This current report on Form 8-K contains “forward-looking statements,” as that term is used in the federal securities laws, with respect to the Company’s use of proceeds. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission that may cause the Company’s actual results to be materially different from any future results expressed or implied in such statements. The Company cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION
Date: September 25, 2008	By:	/s/ Edward Reich
Executive Vice President and Chief Financial Officer